                GAMETECH INTERNATIONAL DISTRIBUTOR AGREEMENT


This agreement entered into this 1st day of June 1994 between M&M operators (M&M) of Jackson, MS and GameTech International, Inc.(GTI) of Tempe, AZ.

M&M agrees to distribute the GTI Fixed Base Bingo System and the GTI Hand Held Unit exclusively. M&M may market and distribute other products so long as they are not competitive systems to GTI.

M&M will demonstrate the GameTech Video Bingo System in the States of Mississippi, Oklahoma and Louisiana. Additional states may be mutually agreed upon by both parties at a later date and will then be identified by an addendum to this agreement.

In the state of Mississippi, M&M agrees to pay GTI $60.00 per week per machine installed unless specific arrangements are made in writing on a hall by hall basis. GTI will invoice M&M weekly for the previous week ending on Sunday and send reports of weekly activity via Fed Ex. M&M in turn will remit payment for Mississippi halls weekly via Fed Ex to arrive GTI no later than Friday of each week. Any receivables due GTI in excess of 30 days from date of receipt of GTI billing will be assessed a penalty of 12% per annum, subject to prime rate fluctuation.

In the states of Oklahoma and Louisiana, GTI will compensate M&M in the amount of 8% of the amount paid to GTI. This payment will be made by check to M&M and paid on the 1st and the 15th of each month on the moneys deposited to GTI's account. These payments will be sent via Fed Ex to M&M.

In the state of Louisiana, direct labor charge and local distributor commissions of 40 cents per machine rented per session will be deducted from local distributor's weekly payments to GTI.

M&M agrees to provide assistance in collections, when necessary.

This agreement shall remain in effect as long as the GameTech Systems (or it's successor's systems) are operating in the halls.




GAMETECH INTERNATIONAL, INC.                         M&M OPERATORS



/s/ illegible                                      /s/ illegible
----------------------------                       --------------------------